CERTIFICATE OF AMENDMENT
                        TO ARTICLES OF INCORPORATION OF
                          DATALINK SYSTEMS CORPORATION

Datalink Systems Corporation, a corporation organized and existing under the Nevada General Corporation Law, does hereby certify as follows:

FIRST: ARTICLE IV - CAPITAL STOCK of the Articles of Incorporation is hereby amended to read as follows:

                                  ARTICLE IV
                                CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is: Eight Million (8,000,000) shares of $.01 par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such
series.   All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corpo- ration Act.

     No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

SECOND: The foregoing Amendment was adopted by written unanimous consent of the Board of Directors of the Corporation on January 8, 1998, in accordance with the provisions of Section 78.315.2 of the Nevada General Corporation Law.

THIRD: The foregoing Amendment was approved by the affirmative vote of holders of shares representing a majority of the voting power of each class or series of the Corporation's voting shares on January 8, 1998, in accordance with the provisions of Section 78.390.1(b) of the Nevada General Corporation Law.

FOURTH: The current number of authorized shares and the par value of each class and series of shares before the change:

            Common Stock, $.001 par value      80,000,000 Shares
            Preferred Stock, $.001 par value    5,000,000 Shares

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FIFTH:  The number of authorized shares and the par value of each class and series of shares after the change:

           Common Stock, $.01 par value       8,000,000 Shares
           Preferred Stock, $.001 par value   5,000,000 Shares

SIXTH: The number of shares of Common Stock to be issued after the change in exchange for each issued share of the same class is:

        One share of Common Stock to be issued for each ten (10) shares of Common Stock previously issued and outstanding.

SEVENTH: The provisions for the issuance of fractional shares, or for the payment of money or issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby are:

        No fractional shares will be issued and instead a whole share will be issued to any shareholder entitled to a fraction of a share.

EIGHTH:  The written approval of affected stockholders has been obtained.

NINETH: The change is effective on filing the Certificate with the Nevada Secretary of State.

     IN WITNESS WHEREOF, Datalink Systems Corporation has caused this Certificate of Amendment to be signed and acknowledged by its President and Assistant Secretary this 17th day of February, 1998.

                              DATALINK SYSTEMS CORPORATION


                              By:/s/ Anthony N. LaPine
                                 Anthony N. LaPine, President

                              By:/s/ Sara Fiscus
                                 Sara Fiscus, Assistant Secretary
STATE OF COLORADO  )
                   ) ss.
COUNTY OF DENVER   )

     I, Margaret A. Beck, a Notary Public, hereby certify that on the 17th day of February, 1998, personally appeared before me Anthony N. LaPine and Sara Fiscus, who being by me first duly sworn, declared and acknowledged that they signed the foregoing document as President and Assistant Secretary, respectively, of the corporation named therein and that each of them are above the age of eighteen years and that the statements contained therein are true and correct to the best of their knowledge and belief.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                              /s/ Margaret A. Beck
                              Notary Public
[ S E A L ]
                              My commission expires: 7/25/98

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